Securities and Exchange Commission

                               Washington, DC 20549

                                    Form 8-K

                                  Current Report



                      Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act 1934


                            Date of Report May 7, 1997
                         (Date of earliest event reported)




                               CalEnergy Company, Inc.
               (Exact name of registrant as specified in its charter)




      Delaware			              1-9874				               94-2213782
      (State of other		        (Commission File			      (IRS Employer
      jurisdiction of			       Number)				              Identification No.)
      incorporation)


                302 South 36th Street, Suite 400,			Omaha, NE		68131
                (Address of principal executive offices)					Zip Code


      Registrant's Telephone Number, including area code:  (402) 341-4500


                                						N/A

Item 5.  Other Events

	In November 1995, a partially owned indirect subsidiary of the Registrant ,CE Casecnan Water and Energy Company, Inc., a Philippine corporation ("CE Casecnan"), closed the financing and commenced construction of the Casecnan Project, a combined irrigation and 150 net MW hydroelectric power generation project (the "Casecnan Project") located in the central part of the island of Luzon in the Republic of the Philippines.

	CE Casecnan is presently indirectly owned as to approximately 35% of its equity by the Registrant and approximately 35% indirectly owned by Peter
Kiewit Sons' Inc. CE Casecnan financed a portion of the costs of the Casecnan Project through the issuance of $125,000,000 of its 11.45% Senior Secured
Series A Notes due 2005 and $171,500,000 of its 11.95% Senior Secured Series B Bonds due 2010 and $75,000,000 of its Secured Floating Rate Notes due 2002, pursuant to an indenture dated as of November 27, 1995, as amended to date.

	In its Form 8-K's dated February 25, 1997, and March 28, 1997, the Registrant reported that it had been advised that Hanbo Corporation ("Hanbo"), Hanbo Iron & Steel Company, Ltd. ("Hanbo Steel") and Hanbo Engineering and Construction Co. Ltd. ("HECC") had each filed to seek court receivership protection in South Korea. The Casecnan Project was being constructed pursuant to a fixed-price, date-certain, turnkey construction contract (the "Hanbo Contract") on a joint and several basis by Hanbo Corporation and HECC, both of which are South Korean corporations. CE Casecnan announced today that it has terminated the Hanbo Contract and CE Casecnan has entered into a new engineer, procure and construct contract to complete the construction of the Casecnan Project. A copy of the press release issued by the Registrant is set forth as Exhibit 1 hereto and is incorporated herein by reference. The Hanbo Contract has been terminated because of events of default under the contract including the fact that both HECC and Hanbo have filed for court receivership protection in the Republic of Korea. In connection with the Hanbo Contract termination, CE Casecnan made a draw under the irrevocable standby letter of credit issued by Korea First Bank ("KFB") as security under the Hanbo Contract to pay for certain transition costs and other presently ascertainable damages under the Hanbo Contract. If KFB were to fail to honor its obligations under the Casecnan letter of credit, such action could have a material adverse effect on the Casecnan Project and CE Casecnan.

	CE Casecnan entered into a new turnkey engineering, procurement and construction contract to complete the construction of the Casecnan Project (the "Replacement Contract"). The work under the Replacement Contract will be conducted by a consortium of contractors and subcontractors including Siemens A.G., Sulzer Hydro Ltd., Black & Veatch and Colenco Power Engineering Ltd. and will be headed by Cooperativa Muratori Cementisti CMC di Ravenna and Impressa Pizzarotti & C. Spa.

Item 7.  Financial Statements and Exhibits

Exhibit 1 - Press Release dated May 7, 1997




	SIGNATURE


	Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

						CalEnergy Company, Inc.



						By:   \s\Douglas L. Anderson
							   Douglas L. Anderson
							   Assistant Secretary and
							   Assistant General Counsel
							   (U.S. and Corporate)



Dated: May 7, 1997

Exhibit 1
FOR IMMEDIATE RELEASE

John G. Sylvia - Senior Vice President, Chief Financial Officer	402-341-4500
Jeffrey S. Laudin - Manager, Investor Relations	402-341-4500

CalEnergy Announces
CE Casecnan Enters Into New EPC Contract

OMAHA, NEBRASKA, May 7, 1997 - CalEnergy Company, Inc. ("CalEnergy")
(NYSE, PSE and LSE Symbol: CE) announced today that CE Casecnan Water and Energy Company, Inc. ("CE Casecnan"), a partially owned indirect subsidiary of CalEnergy, has terminated its turnkey engineering, procurement and construction contract with Hanbo Engineering & Construction Co., Ltd. ("HECC") and Hanbo Corporation ("Hanbo") for the construction of the Casecnan project. The contract has been terminated because of events of default under the contract, including the fact that both HECC and Hanbo have filed for court receivership protection in the Republic of Korea. In connection with the termination, CE Casecnan has made a draw under the Korea First Bank letter of credit provided as security under the contract in order to pay for certain transition costs and other damages under the contract.

CE Casecnan has also entered into a new turnkey engineering, procurement and construction contract to complete the construction of the Casecnan project. The work will be conducted by a consortium of contractors and subcontractors including affiliates of Siemens A.G., Sulzer Hydro Ltd., Black & Veatch and Colenco Power Engineering Ltd. and will be headed by affiliates of Cooperativa Muratori Cementisti CMC di Ravenna and Impressa Pizzarotti & C. Spa. According to David L. Sokol, Chairman and Chief Executive Officer of CalEnergy, "We are delighted that CE Casecnan has reached an agreement to have this fine group of companies complete the construction of the Casecnan project. The new agreement reflects CE Casecnan's determination to ensure completion of this important project and to supply needed electricity and irrigation water to the people of the Philippines."

CE Casecnan's proposed combined irrigation and 150 MW capacity hydroelectric project is located on the island of Luzon in the Republic of the Philippines. The project will sell electricity and water to the Philippine National Irrigation Administration.

	CalEnergy, which manages and owns interests in over 5,000 net MW of power generation facilities in operation, construction and development worldwide, currently operates 19 generating facilities and also supplies and distributes electricity to 1.5 million customers.

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